IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: WHITE EAGLE ASSET PORTFOLIO, LP, et al., Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 18-12808 (KG) Jointly Administered

DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

Dated: June 18, 2019
PACHULSKI STANG ZIEHL & JONES LLP
Richard M. Pachulski (CA Bar No. 90073)
Ira D. Kharasch (CA Bar No. 109084)
Maxim B. Litvak (CA Bar No. 215852)
Colin R. Robinson (DE Bar No. 5524)
919 North Market Street, 17th Floor
Wilmington, DE 19899-8705 (Courier 19801)
Telephone: 302/652-4100
Facsimile: 302/652-4400
E-mail: rpachulski@pszjlaw.com
   ikharasch@pszjlaw.com
   mlitvak@pszjlaw.com
   crobinson@pszjlaw.com

Counsel for the Debtors and Debtors-in-Possession

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW AND DEFINED TERMS		1
A.	Rules of Interpretation, Computation of Time and Governing Law	1
B.	Defined Terms	2
ARTICLE II. administrative EXPENSES and priority tax claims		12
A.	Administrative Expense Claims	12
C.	Professional Fee Claims	13
D.	Priority Tax Claims	13
ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		14
A.	Summary	14
B.	Elimination of Vacant Classes	14
C.	Unimpairment of Claims and Equity Interests; No Solicitation or Voting	14
D.	Cramdown	15
E.	Classification and Treatment of Claims and Equity Interests	15
F.	Special Provision Governing Unimpaired Claims	18
G.	Subordinated Claims	18
ARTICLE IV. DEEMED ACCEPTANCE OF THIS PLAN		19
A.	Presumed Acceptance of Plan	19
B.	No Presumed Rejection of Plan	19
C.	No Voting Classes	19
ARTICLE V. MEANS FOR IMPLEMENTATION OF THIS PLAN		19
A.	Prepetition Lender Settlement and General Settlement of Claims	19
B.	Corporate Existence	19
C.	Vesting of Assets in the Debtors	21
D.	Authorized Financing / Sale Process	21

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E.	Treatment of Vacant Classes	23
F.	No Substantive Consolidation	23
G.	Release of Liens, Claims and Equity Interests	23
H.	Certificate of Incorporation and Bylaws	24
I.	Management of Debtors	24
J.	Company Action	24
K.	Cancellation of Notes, Certificates and Instruments	25
L.	Cancellation of Existing Instruments Governing Security Interests	25
M.	Restructuring Transactions	26
N.	Plan Documents	26
ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS		26
A.	Assumption of Executory Contracts	26
B.	Assignment of Executory Contracts	27
C.	Cure of Defaults for Assumed Executory Contracts	27
D.	Assumption of Insurance Policies	28
E.	Indemnification Provisions	28
ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		28
A.	Dates of Distributions	28
B.	Distribution Agent	29
C.	Disputed Claims Reserve	29
D.	Cash Distributions	30
E.	Rounding of Payments	30
F.	De Minimis Distribution	30
G.	Distributions on Account of Claims Allowed After the Effective Date	30
H.	General Distribution Procedures	31

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I.	Address for Delivery of Distributions	31
J.	Undeliverable Distributions and Unclaimed Property	31
K.	Withholding Taxes	31
L.	Setoffs	31
M.	Surrender of Cancelled Instruments or Securities	32
N.	Lost, Stolen, Mutilated or Destroyed Securities	32
ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		32
A.	Filing of Proofs of Claim	32
B.	Disputed Claims	33
C.	Procedures Regarding Disputed Claims	33
D.	Allowance of Claims and Equity Interests	33
ARTICLE IX. EFFECTIVENESS OF THIS PLAN		34
A.	Conditions Precedent to the Effective Date	34
B.	Waiver of Conditions	36
C.	Effect of Non-Occurrence of Conditions to Effectiveness	36
D.	Consummation of this Plan	36
ARTICLE X. RELEASE, INJUNCTION AND RELATED PROVISIONS		37
A.	General	37
B.	Release by Debtors	37
C.	Release by Holders of Claims and Equity Interests	38
D.	Discharge of Claims	39
E.	Exculpation	39
F.	Preservation of Rights of Action	40
G.	Injunction	40
ARTICLE XI. BINDING NATURE OF PLAN		41

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ARTICLE XII. RETENTION OF JURISDICTION		41
ARTICLE XIII. MISCELLANEOUS PROVISIONS		43
A.	Payment of Statutory Fees and Filing of Reports	43
B.	Modification of Plan	43
C.	Revocation of Plan	43
D.	Entire Agreement	44
E.	Closing of Chapter 11 Cases	44
F.	Successors and Assigns	44
G.	Reservation of Rights	44
H.	Further Assurances	45
I.	Severability	45
J.	Service of Documents	45
K.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	46
L.	Governing Law	46
M.	Tax Reporting and Compliance	46
N.	Exhibits and Schedules	46
O.	No Strict Construction	46
P.	Controlling Document	47

Exhibit A - Prepetition Lender Settlement Agreement

DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
WHITE EAGLE ASSET PORTFOLIO, LP and its debtor affiliates, as debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors”), propose the following second amended joint chapter 11 plan of reorganization (the “Plan”) for, among other things, the resolution of the outstanding Claims against, and Equity Interests in, the Debtors. Unless otherwise noted, capitalized terms used in this Plan have the meanings set forth in Article I of this Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. This Plan is consistent with, and incorporates the terms of, the Prepetition Lender Settlement Agreement and the Prepetition Lender Settlement Order.
Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections and assets, and for a summary and analysis of this Plan and the treatment provided for herein. There also are other agreements and documents that may be Filed with the Bankruptcy Court that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Documents. All such Exhibits and Plan Documents are incorporated into and are a part of this Plan as if set forth in full herein. Subject to and consistent with the terms of the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order (including any and all rights of the Lender Parties thereunder), the DIP Financing Documents, and the other provisions of this Plan, and in accordance with the requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to the Effective Date subject to the consent of the Lender Parties.
If this Plan cannot be confirmed as to some or all of the Debtors, then subject to the terms set forth herein, (a) this Plan may be revoked as to all of the Debtors, or (b) the Debtors may revoke this Plan as to any Debtor and confirm this Plan as to the remaining Debtors to the extent required, in each case subject to the consent of the Lender Parties.
ARTICLE I.
RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW AND DEFINED TERMS

A.	Rules of Interpretation, Computation of Time and Governing Law
For purposes hereof: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document, as previously amended, modified or supplemented, if applicable, shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented in accordance with its terms; (d) unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits” and “Plan Documents” are references to Articles, Sections, Exhibits and Plan Documents hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) any reference to an Entity as a Holder of a Claim or Equity Interest includes such Entity’s successors and assigns; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (j) “$” or “dollars” means Dollars in lawful currency of the United States of America. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

B.	Defined Terms
Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:
1.     “Accrued Professional Compensation” means, with respect to a particular Professional, compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date.
2.    “Administrative Expense Claim” means any Claim other than an Intercompany Claim or Professional Fee Claim for costs and expenses of administration of the Chapter 11 Cases that is Allowed pursuant to sections 365, 503(b), 507(a)(2), 507(b) or 1114(2) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the business of the Debtors; and (b)  all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, and that have not already been paid by the Debtors during the Chapter 11 Cases.
3.    “Administrative Expense Claims Bar Date” means (i) with respect to any Administrative Expense Claim (other than a Professional Fee Claim or an Administrative Expense Claim as specified in subparagraph (B) or (C) of section 503(b)(1) of the Bankruptcy Code held by a Governmental Unit) becoming due on or prior to May 31, 2019, on June 28, 2019 at 5:00 p.m. (prevailing Eastern time), and (ii) with respect to any Administrative Expense Claim (other than a Professional Fee Claim or an Administrative Expense Claim as specified in subparagraph (B) or (C) of section 503(b)(1) of the Bankruptcy Code held by a Governmental Unit) becoming due between June 1, 2019 and the Effective Date, the Business Day which is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.
4.    “Administrative Expense Claims Objection Deadline” means, with respect to any Administrative Expense Claim, the later of (a) ninety (90) days after the Effective Date and (b) thirty (30) days after the timely Filing of the applicable request for payment of such Administrative Expense Claim.
5.    “Adversary Dismissal Order” means the Order Granting Voluntary Dismissal of Adversary Proceeding [Adv. Docket No. 70].
6.    “Adversary Proceeding” means the adversary proceeding commenced by the Debtors and Emergent Capital, Inc. in the Bankruptcy Court against LNV Corporation, Silver Point Capital L.P., and GWG Holdings, Inc., Adv. Proc. No. 19-50096 (KG).
7.     “Affiliate” means an “affiliate” as defined in section 101(2) of the Bankruptcy Code and also includes any other Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
8.    “Allowed” means any Claim or Equity Interest (a) that is a Scheduled Claim that has not been superseded by a Filed Proof of Claim or objected to or subject to a request to estimate by the Scheduled Claims Objection Deadline, or as to which any objection has been determined by a Final Order to be in favor of the Holder thereof or such request for estimation resolved by a Final Order in the amount set forth in such Final Order, (b) that is expressly allowed under this Plan (including the DIP Financing Claims and the Prepetition Lender Secured Claim), (c) that is not Disputed (including for which a Proof of Claim has been timely Filed in a liquidated and noncontingent amount that has not been objected to by the Unscheduled Claims Objection Deadline or as to which any such objection has been overruled by Final Order), (d) that is either allowed or determined by Final Order, or (e) that is agreed to by the Debtor or Reorganized Debtor, as applicable, and the Holder of such Claim or Equity Interest.
9.    “Allowed Claim or Equity Interest” means a Claim or an Equity Interest of the type that has been Allowed.
10.    “Amended Constituent Documents” means the limited partnership agreement of White Eagle executed as part of the Prepetition Lender Settlement Agreement, the limited liability company agreement of WEGP executed as part of the Prepetition Lender Settlement Agreement, and the power of attorney executed as part of the Prepetition Lender Settlement Agreement, in each case as amended from time to time in accordance with the Prepetition Lender Settlement Agreement and the Prepetition Lender Settlement Order.
11.    “Assets” means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).
12.    “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable nonbankruptcy law, including, without limitation, actions or remedies arising under sections 502, 510 or 542-553 of the Bankruptcy Code.
13.     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.
14.    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.
15.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules, in each case as amended from time to time and as applicable to the Chapter 11 Cases.
16.    “Bar Date” means the deadline set by the Bankruptcy Court for the filing of Proofs of Claim against the Debtors as set forth in the Bar Date Order.
17.    “Bar Date Order” means the Order (I) Establishing Bar Dates for Filing Proofs of Claim and (II) Approving the Form and Manner of Notice Thereof [Docket No. 315].
18.    “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
19.    “Cash” means the legal tender of the United States of America or the equivalent thereof.
20.    “Cash Collateral” means “cash collateral” (as such term is defined in section 363 of the Bankruptcy Code) in which the Lender Parties have an interest.
21.    “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, in each case whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.
22.    “Chapter 11 Cases” means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on the Petition Date in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code as of December 17, 2018, and styled In re White Eagle Asset Portfolio, LP, et al., Case No. 18-12808 (KG).
23.    “Claim” means any “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code.
24.    “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
25.    “Collateral” means all of the Assets and property of the Debtors as set forth in the Prepetition Loan Agreement and the other Transaction Documents (as defined in the Prepetition Loan Agreement), including (i) White Eagle’s portfolio of life insurance policies, (ii) all rights, claims, and causes of action related to or arising from such policies (including potential or pending actions to recover and receive proceeds of such policies), (iii) general intangibles (including accounts receivable) and (iv) the equity interests in White Eagle.
26.    “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.
27.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
28.    “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.
29.    “Consummation Date” means the date on which the Prepetition Lender Secured Claim has been satisfied in full consistent with the terms of this Plan, the Prepetition Lender Settlement Agreement, and the Prepetition Lender Settlement Order, either by (i) payment in full of the Early Payoff Amount or the Payoff Amount, as applicable, to the Prepetition Agent, which must occur no later than the Outside Closing Date, or (ii) the transfer of any unsold Collateral to the Lender Parties after the Outside Closing Date.
30.    “Debtor(s)” means, individually, White Eagle Asset Portfolio, LP, Lamington Road Designated Activity Company, and White Eagle General Partner, LLC, in each case, in their capacities as debtors in the Chapter 11 Cases.
31.    “Debtor(s) in Possession” means, individually, each Debtor, as debtor in possession in their Chapter 11 Cases as of the Petition Date and, collectively, all Debtors, as debtors in possession in the Chapter 11 Cases.
32.    “DIP Financing Claim” means any Claim asserted against the Debtors arising under the DIP Financing Documents.
33.    “DIP Financing Documents” means any order, loan agreement, security or pledge agreement, or other ancillary documents, each as amended, modified, or supplemented in accordance with the terms thereof, pursuant to which debtor-in-possession financing is extended to the Debtors, including by the Lender Parties or any Affiliate of the Lender Parties. The DIP Financing Documents shall have a maturity date that is no later than the Outside Closing Date.
34.    “DIP Liens” means the liens and security interests securing the DIP Financing Claim under the DIP Financing Documents.
35.    “Disallowed” means, as to any Claim (or portion thereof) or Equity Interest, a Claim or Equity Interest against any Debtor that (i) has been disallowed by a Final Order, (ii) is an Unscheduled Claim as to which no Proof of Claim has been Filed by the Bar Date or deemed timely Filed pursuant to any Final Order, or (iii) has been agreed to by the holder of such Claim and the applicable Debtor to be equal to $0 or to be expunged.
36.    “Disclosure Statement” means that certain Disclosure Statement for Debtors’ Amended Joint Chapter 11 Plan of Reorganization, as amended, supplemented, or modified from time to time and describes this Plan, including all exhibits and schedules thereto and references therein that relate to this Plan.
37.    “Disputed” means, as to any Claim (or portion thereof) or Equity Interest against the Debtors that has not been Allowed or Disallowed, (i) if no Proof of Claim has been Filed by the Bar Date, the Administrative Expense Claims Bar Date or the Professional Fee Claims Bar Date, as applicable, a Scheduled Claim which is the subject of an objection or motion for estimation Filed by the Scheduled Claims Objection Deadline in accordance with the Bar Date Order, this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Confirmation Order, which has not been withdrawn or determined by a Final Order; (ii) if a Proof of Claim for any Unscheduled Claim other than an Administrative Expense Claim or Professional Fee Claim has been Filed by the Bar Date and has been objected to or subject to a motion to estimate Filed by the Unscheduled Claims Objection Deadline, which has not been withdrawn or determined by a Final Order; and (iii) if a request for payment of an Administrative Expense Claim or Professional Fee Claim has been Filed by the Administrative Expense Claims Bar Date or Professional Fee Claims Bar Date, respectively, any such Administrative Expense Claim or Professional Fee Claim that has been objected to or subject to a motion to estimate Filed by the Administrative Expense Claims Objection Deadline or the Professional Fee Claims Objection Deadline, respectively, which has not been withdrawn or determined by a Final Order; provided that the Prepetition Lender Secured Claim and the DIP Financing Claims are not Disputed.
38.    “Disputed Claims Reserve” has the meaning set forth in Section VII.C.
39.    “Distribution Agent” means the Debtors or the Reorganized Debtors, as applicable, or any party designated by the Debtors or the Reorganized Debtors, as applicable, to serve as distribution agent under this Plan.
40.    “Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions hereunder, which date shall be the Confirmation Date.
41.    “Early Payoff Amount” has the meaning set forth in the Prepetition Lender Settlement Agreement.
42.    “Effective Date” means the Business Day that this Plan becomes effective as provided in Article IX hereof.
43.    “Entity” means any “entity” as defined in section 101(15) of the Bankruptcy Code and also includes any Person or any other entity.
44.    “Equity Interest” means any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding partnership interests, shares of stock or limited company interests, provided that the term “Equity Interest” does not include any “Participation Interest” (as defined in the Prepetition Loan Agreement) or any other interest that may be asserted by the Prepetition Agent or the Prepetition Lender in connection with the Prepetition Loan Agreement. Any interests asserted by the Prepetition Agent and the Prepetition Lender with respect to the Debtors are addressed and resolved pursuant to the terms of the Prepetition Lender Settlement Agreement and the Prepetition Lender Settlement Order.
45.    “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.
46.    “Estates” means the bankruptcy estates of the Debtors created by virtue of section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.
47.    “Estimation Motion” means the Motion of Debtors Pursuant to 11 U.S.C. §§ 502(c) and 105(a) to Estimate Secured Claims of LNV Corporation and CLMG Corp. for Distribution Purposes [Docket No. 200].
48.    “Exculpated Parties” means, collectively, the Debtors, the Reorganized Debtors, the Debtors’ directors, officers, and managers who served in such capacity during the Chapter 11 Cases, and the Debtors’ professionals retained in these Chapter 11 Cases.
49.    “Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
50.    “Exhibit” means an exhibit annexed hereto or to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time), which are incorporated by reference herein.
51.    “File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
52.    “Final Order” means an order or judgment of the Bankruptcy Court, which is in full force and effect, and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, new trial, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order shall not preclude such order from being a Final Order.
53.    “General Unsecured Claim” means any prepetition Claim against any Debtor that is not a/an: (a) Administrative Expense Claim; (b) Priority Tax Claim; (c) DIP Financing Claim; (d) Professional Fee Claim; (e) Other Priority Claim; (f) Other Secured Claim; (g) Prepetition Lender Secured Claim; (h) Intercompany Claim; or (i) Equity Interest.
54.    “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.
55.    “Holder” means an Entity holding a Claim against, or Equity Interest in, any Debtor.
56.    “Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
57.     “Initial Distribution Date” means, subject to the “Treatment” sections in Article III hereof, the date that is on or as soon as reasonably practicable after the Effective Date, when distributions under this Plan shall commence to Holders of Allowed Claims and Equity Interests.
58.    “Insolvency or Liquidation Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
59.    “Insurance Policies” means all insurance policies maintained by the Debtors as of the Petition Date, including all life insurance policies or life settlements in respect of which any of the Debtors is a direct or indirect owner or is beneficiary.
60.    “Intercompany Claims” means any Claims (whether for subordination, contribution, reimbursement, or otherwise) of a Debtor or an Affiliate thereof against any other Debtor, including (i) the purported $5,385,975.90 Claim held by Imperial Finance and Trading, LLC against White Eagle, (ii) the intercompany notes between Markley Asset Portfolio LLP and Lamington Road Designated Activity Company, and (iii) any Claims of a non-Debtor Affiliate of a Debtor on account of payment by such non-Debtor Affiliate of any Scheduled Claims.
61.    “Lender Parties” means, together, LNV Corporation, a Nevada corporation, and CLMG Corp., a Texas corporation.
62.     “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.
63.     “Liquidation Agent” means Joseph J. Farnan, Jr. or any replacement pursuant to (and in accordance with) the Amended Constituent Documents (including any and all rights of the Lender Parties thereunder).
64.    “Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Entity, including, without limitation, the Causes of Action of the Debtors.
65.    “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.
66.    “Maple” means, together, Maple Life Analytics, LLC and Brean Capital, LLC, as due diligence and marketing agent to the Debtors pursuant to the Prepetition Lender Settlement Agreement and the Prepetition Lender Settlement Order.
67.    “Non-Debtor Affiliates” means Emergent Capital, Inc., Imperial Finance and Trading, LLC, Lamington Road Bermuda, LTD; OLIPP IV, LLC and Markley Asset Portfolio, LLC.
68.    “Ordinary Course Professionals Order” means the Order Authorizing Debtors to Retain, Employ, and Compensate Certain Professionals Utilized By Debtors in the Ordinary Course of Business [Docket No. 80].
69.    “Other Priority Claim” means any Claim other than an Intercompany Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.
70.    “Other Secured Claim” means any Secured Claim other than a Prepetition Lender Secured Claim or an Intercompany Claim.
71.    “Outside Closing Date” means December 30, 2019 at 12:00 noon (New York time).
72.    “Payoff Amount” has the meaning set forth in the Prepetition Lender Settlement Agreement.
73.    “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, individual, corporation, company, general or limited partnership, limited liability company, unincorporated organization firm, trust, estate, business trust, association, joint stock company, joint venture, government, governmental agency, Governmental Unit or any subdivision thereof, the United States Trustee, or any other entity, whether acting in an individual, fiduciary or other capacity.
74.     “Petition Date” means the date on which each Debtor commenced its respective Chapter 11 Case (i.e., November 14, 2018 with respect to Lamington Road Designated Activity Company and White Eagle General Partner, LLC and December 13, 2018 with respect to White Eagle).
75.    “Plan” means this Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, including the Exhibits and the Plan Documents and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified or otherwise supplemented from time to time.
76.    “Plan Distribution” means the payment or distribution of consideration to Holders of Allowed Claims and Allowed Equity Interests under this Plan.
77.    “Plan Documents” means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, and as may be modified consistent with the terms hereof.
78.    “Plan Schedule” means a schedule annexed as an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time with the consent of the Lender Parties).
79.    “Prepetition Agent” means CLMG Corp. in its capacity as administrative agent and collateral agent under the Prepetition Loan Agreement, and its successors and assigns.
80.    “Prepetition Lender” means LNV Corporation, in its capacity as lender under the Prepetition Loan Agreement, and any successors and assigns thereof.
81.     “Prepetition Lender Lien” means the valid first priority lien on and security interest in all Collateral securing the Prepetition Lender Secured Claim.
82.    “Prepetition Lender Secured Claim” means any Claim arising under the Prepetition Loan Agreement and the documents ancillary thereto.
83.    “Prepetition Lender Settlement Agreement” means the Settlement Agreement dated as of May 24, 2019 by and between: (i) the Debtors, (ii) the Non-Debtor Affiliates, and (iii) the Prepetition Agent and the Prepetition Lender (including the exhibits thereto), a copy of which is annexed hereto as Exhibit A.
84.    “Prepetition Lender Settlement Documents” means, collectively, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, and the Amended Constituent Documents, the terms of each of which are incorporated in this Plan in their entirety.
85.    “Prepetition Lender Settlement Order” means the Order Pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code and Bankruptcy Rule 9019 Approving Settlement Between Debtors, Certain Non-Debtor Affiliates, and Lender Parties [Docket No. 316].
86.    “Prepetition Loan Agreement” means the Second Amended and Restated Loan and Security Agreement dated as of January 31, 2017 by and among White Eagle, as borrower, the Prepetition Agent, Imperial Finance & Trading, LLC, as initial servicer, initial portfolio manager, and as guarantor, Lamington Road Bermuda Ltd., as portfolio manager, the Prepetition Lender, as sole lender, and the Prepetition Agent, as administrative agent (as amended, waived, supplemented, or as otherwise modified from time to time).
87.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
88.    “Pro Rata” means the proportion that (a) the Allowed amount of a Claim or Equity Interest in a particular Class bears to (b) the aggregate Allowed amount of all Claims or Equity Interests in such Class, unless this Plan provides otherwise.
89.    “Professional” means (a) any Entity employed in the Chapter 11 Cases pursuant to section 327, 363 or 1103 of the Bankruptcy Code or otherwise and (b) any Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.
90.    “Professional Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for Accrued Professional Compensation.
91.    “Professional Fee Claims Bar Date” means with respect to Professional Fee Claims, the Business Day which is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.
92.    “Professional Fee Claims Objection Deadline” means, with respect to any Professional Fee Claim, the later of (a) ninety (90) days after the Effective Date and (b) thirty (30) days after the timely Filing of the applicable request for payment of such Professional Fee Claim.
93.     “Proof of Claim” means a proof of Claim or Equity Interest Filed against any Debtor in the Chapter 11 Cases.
94.    “Reinstated” means, with respect to any Claim, (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a non-residential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.
95.    “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and Affiliates (whether by operation of law or otherwise), and each of their respective present and former officers, directors, employees, managers, managing members, financial advisors, attorneys, accountants, investment bankers, consultants, professionals, advisors, shareholders, principals, partners, members, employees, subsidiaries, divisions, management companies, and other representatives, in each case acting in such capacity.
96.     “Released Parties” means, collectively, each in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Non-Debtor Affiliates; (d) the Lender Parties; and (e) the Related Persons of each of (a) through (d) of the foregoing.
97.    “Releasing Debtor Parties” means each of the Debtors and each of the Reorganized Debtors, each in their individual capacities and as debtors-in-possession, and each of their respective Related Persons.
98.    “Releasing Parties” means, collectively, each in its capacity as such, Holders of Claims, including the Prepetition Agent and the Prepetition Lender, and the Holders of Equity Interests, including the Non-Debtor Affiliates, that are Unimpaired under this Plan and the Related Persons thereof.
99.    “Reorganized Debtors” means each of the Debtors, as reorganized pursuant to this Plan on or after the Consummation Date.
100.    “Restructuring” means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan, the Disclosure Statement, and the Prepetition Lender Settlement Documents.
101.    “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter (except as otherwise specified herein) that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the Plan Documents; and (c) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and consistent with this Plan and the Plan Documents.
102.    “Sale Deadlines” has the meaning set forth in the Prepetition Lender Settlement Agreement.
103.    “Sale Process” has the meaning set forth in the Prepetition Lender Settlement Agreement.
104.    “Sale Trigger Event” has the meaning set forth in the Prepetition Lender Settlement Agreement.
105.    “Scheduled Claim” means a Claim that appears on the Schedules and is not listed at $0 or marked as unliquidated, contingent, or disputed.
106.    “Scheduled Claims Objection Deadline” means the deadline for the Debtors, the Lender Parties, or any other party in interest to object to any Scheduled Claims as set forth in the Bar Date Order.
107.     “Schedules” means the schedules of Assets and liabilities, statements of financial affairs, lists of Holders of Claims and Equity Interests and all amendments or supplements thereto Filed by the Debtors with the Bankruptcy Court.
108.    “Secured Claim” means a Claim that is secured by a Lien on property in which any Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.
109.    “Security” or “security” means any security as such term is defined in section 101(49) of the Bankruptcy Code.
110.    “Stamp or Similar Tax” means any stamp tax, recording tax, personal property tax, conveyance fee, intangibles or similar tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.
111.    “Statutory Fees” means fees payable pursuant to 28 U.S.C. § 1930.
112.     “Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
113.    “Unimpaired” means, with respect to a Class of Claims or Equity Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
114.    “Unscheduled Claim” means any Claim that does not appear on the Schedules or that appears on the Schedules and is listed at $0 or marked as unliquidated, contingent, or disputed for which a Proof of Claim is filed by the Holder of such Claim on or before the Bar Date.
115.    “Unscheduled Claims Objection Deadline” means the deadline for the Debtors, the Lender Parties, or any other party in interest to object to any Unscheduled Claims as set forth in the Bar Date Order.
116.     “White Eagle” means Debtor White Eagle Asset Portfolio, LP.
ARTICLE II.
ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

A.	Administrative Expense Claims
On the later of the Effective Date or the date on which an Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Expense Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Administrative Expense Claim either (i) payment in full in Cash for the unpaid portion of such Allowed Administrative Expense Claim; or (ii) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that Administrative Expense Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in the discretion of the Debtors or Reorganized Debtors, as applicable, in accordance with such applicable terms and conditions relating thereto and the DIP Financing Documents without further notice to or order of the Bankruptcy Court. All Statutory Fees shall be paid as such fees become due.
In the event that an Administrative Expense Claim is not paid by the Debtors in the ordinary course, the Holder of such Administrative Expense Claim (other than an Administrative Expense Claim as specified in subparagraph (B) or (C) of section 503(b)(1) of the Bankruptcy Code held by a Governmental Unit) must File, on or before the applicable Administrative Expense Claims Bar Date, and serve on the Debtors or the Reorganized Debtors, as applicable, and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court, an application for allowance and payment of such Administrative Expense Claim.
Objections to any Administrative Expense Claim must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party by the Administrative Expense Claims Objection Deadline. Each Holder of an Allowed Administrative Expense Claim will be paid by the Debtors or the Reorganized Debtors, as applicable, in Cash within ten (10) Business Days of entry of the order approving such Allowed Administrative Expense Claim.

B.	DIP Financing Claims
The DIP Financing Claims are hereby deemed Allowed in an amount pursuant to the DIP Financing Documents. The DIP Financing Claims shall be satisfied by the Debtors in accordance with the terms of the DIP Financing Documents, and the Prepetition Lender Settlement Documents.

C.	Professional Fee Claims
Professionals or other Entities asserting a Professional Fee Claim for services rendered through the Effective Date must File, on or before the Professional Fee Claims Bar Date, and serve on the Debtors or the Reorganized Debtors, as applicable, and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim and, upon entry of an order of the Bankruptcy Court granting such fee application, such Professional Fee Claim shall promptly be paid in Cash in full to the extent provided in such order; provided that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order and the DIP Financing Documents.
Objections to any Professional Fee Claim must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, and the requesting party by the Professional Fee Claim Objection Deadline except as otherwise provided in the Ordinary Course Professionals Order. Each Holder of an Allowed Professional Fee Claim will be paid by the Debtors or the Reorganized Debtors, as applicable, in Cash within ten (10) Business Days of entry of the order approving such Allowed Professional Fee Claim. The Debtors or the Reorganized Debtors, as applicable, will pay Professionals in the ordinary course of business, for any work performed after the Effective Date, including those fees and expenses incurred by Professionals in connection with the implementation, effectiveness, and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court in full, in Cash, subject to the DIP Financing Documents; provided, that any Professional seeking payment for work performed after the Effective Date through the Consummation Date must serve, on or before the Business Day that is sixty (60) days after the Consummation Date on the Debtors or the Reorganized Debtors, as applicable, and the Lender Parties a request for payment (which may be by e-mail transmission), including the relevant invoices, subject to a review by the Lender Parties for reasonableness upon ten (10) Business Days’ notice; provided, further, that any payment to a Professional subject to an objection asserted by the Lender Parties during such review period shall not be paid until such objection is resolved consensually with the Lender Parties or, if necessary, by the Bankruptcy Court.

D.	Priority Tax Claims
On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; or (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder.
ARTICLE III.
CLASSIFICATION AND TREATMENT OF
CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary
All Claims and Equity Interests, except Administrative Expense Claims, DIP Financing Claims, Professional Fee Claims, and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified.
The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes including, without limitation, confirmation and distribution pursuant to this Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled (in each case, by the Debtors or any other Entity) prior to the Effective Date.
Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition Lender Secured Claim	Unimpaired	Deemed to Accept
4	General Unsecured Claims	Unimpaired	Deemed to Accept
5	Intercompany Claims	Unimpaired	Deemed to Accept
6	Equity Interests in Debtors	Unimpaired	Deemed to Accept

B.	Elimination of Vacant Classes
Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Equity Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

C.	Unimpairment of Claims and Equity Interests; No Solicitation or Voting
All Holders of Allowed Claims and Equity Interests are Unimpaired, are not entitled to vote on this Plan, and are deemed to accept this Plan.

D.	Cramdown
If any Class of Claims or Equity Interests is deemed to reject this Plan or is determined to be entitled to vote on this Plan and does not vote to accept this Plan, the Debtors may (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code. If a controversy arises as to whether any Claims or Equity Interests, or any class of Claims or Equity Interests, are impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

E.	Classification and Treatment of Claims and Equity Interests
1.    Class 1 – Other Priority Claims

•	Classification: Class 1 consists of the Other Priority Claims.

•
Treatment: On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or (C) such other treatment rendering such Claim Unimpaired.

Any Allowed Class 1 Claims becoming due after the Effective Date through the Consummation Date will be paid in full in Cash in the ordinary course.

•
Impairment and Voting: Class 1 is Unimpaired, and the Holders of Class 1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject this Plan and will not be solicited.

2.    Class 2 – Other Secured Claims

•	Classification: Class 2 consists of the Other Secured Claims.

•
Treatment: On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors and the Holder of such Allowed Class 2 Claim will have agreed upon in writing; (C) return of such portion of the collateral securing such Allowed Class 2 Claim with a value sufficient to fully satisfy such Claim; or (D) such other treatment rendering such Claim Unimpaired. Except with respect to Claims that are treated in accordance with the preceding clause (C), each Holder of an Allowed Other Secured Claim will retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein.

•
Impairment and Voting: Class 2 is Unimpaired, and the Holders of Class 2 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject this Plan and will not be solicited.

3.    Class 3 – Prepetition Lender Secured Claim

•	Classification: Class 3 consists of the Prepetition Lender Secured Claim.

•
Allowance and Treatment: The Holders of the Prepetition Lender Secured Claim have an Allowed Claim against White Eagle in an amount equal to the sum of (i) $382,703,913 (i.e., one hundred four percent (104%) of the principal amount owed under the Prepetition Loan Agreement, plus (ii) the amounts of all accrued and unpaid interest at the contractual non-default rate under the Prepetition Loan Agreement until November 14, 2018 and at the contractual default rate under the Prepetition Loan Agreement (i.e., 200 basis points over the contractual non-default rate) from and after November 14, 2018 (which shall continue to accrue until the Consummation Date), plus (iii) the amounts of all accrued and unpaid fees, costs, and expenses, including professional fees (which shall continue to accrue until the Consummation Date).

The Prepetition Lender Secured Claim is secured by the Prepetition Lender Lien.
The Prepetition Lender Secured Claim and the Prepetition Lender Lien are not subject to any defense, counterclaim, offset, charge, or reduction of any kind, whether at law or in equity.
Immediately upon the Effective Date, the Holders of the Prepetition Lender Secured Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, the Prepetition Lender Secured Claim, all rights and distributions to which such Holder is entitled under the terms of the Prepetition Lender Settlement Documents, and the DIP Financing Documents (including adequate protection payments as set forth therein through the Consummation Date).
Solely as set forth in the Prepetition Lender Settlement Documents, the Prepetition Lender Secured Claim and the Prepetition Lender Lien will be fully released, terminated, extinguished and discharged (i) upon the payment in full in Cash of the Early Payoff Amount or the Payoff Amount, as applicable, or (ii) upon the transfer of all unsold Collateral to the Prepetition Agent or its designee.

•
Impairment and Voting: Class 3 is Unimpaired, and the Holders of Class 3 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3 Claims are not entitled to vote to accept or reject this Plan and will not be solicited.

4.    Class 4 – General Unsecured Claims

•	Classification: Class 4 consists of the General Unsecured Claims.

•
Treatment: Each Holder of an Allowed Class 4 Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim shall receive Cash in an amount equal to such Allowed Class 4 Claim on the later of: (a) the Effective Date, or as soon as practicable thereafter; or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 4 Claim.

Notwithstanding anything to the contrary herein, after the Effective Date and subject to the other provisions of this Plan, the Debtors will have and will retain any and all rights and defenses under bankruptcy or nonbankruptcy law that the Debtors had with respect to any General Unsecured Claim, except with respect to any General Unsecured Claim Allowed by order of the Bankruptcy Court.

•
Impairment and Voting: Class 4 is Unimpaired, and the Holders of Class 4 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4 Claims are not entitled to vote to accept or reject this Plan and will not be solicited.

5.    Class 5 – Intercompany Claims

•	Classification: Class 5 consists of the Intercompany Claims.

•
Treatment: As agreed to by the Debtors and the Non-Debtor Affiliates, pursuant to the terms of the Prepetition Lender Settlement Documents, (i) each Holder of an Allowed Class 5 Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim shall receive its Pro Rata share of Cash remaining, if any, upon the Consummation Date after the payment in full in Cash of all other Allowed Claims, including DIP Financing Claims, the Prepetition Lender Secured Claim in Class 3 and Allowed General Unsecured Claims in Class 4 and (ii) if unsold Collateral is transferred to the Agent (or its designee) as set forth in the Prepetition Lender Settlement Documents, Holders of Allowed Class 5 Claims shall not receive any distribution hereunder.

•
Impairment and Voting: Class 5 is Unimpaired, and the Holders of Class 5 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 5 Claims are not entitled to vote to accept or reject this Plan and will not be solicited.

6.    Class 6 – Equity Interests in the Debtors

•	Classification: Class 6 consists of the Equity Interests in the Debtors.

•
Treatment: Pursuant to the Prepetition Lender Settlement Documents, the Holders of the Equity Interests in each of the Debtors as of the Petition Date have agreed that such Equity Interests may be sold or transferred as set forth in the Prepetition Lender Settlement Documents and, if such Equity Interests have not been sold or transferred upon the Consummation Date, such Holders shall retain such Equity Interests in each of the Reorganized Debtors.

•
Impairment and Voting: Class 6 is Unimpaired, and the Holders of Class 6 Equity Interests in the Debtors will be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 Equity Interests in the Debtors are not entitled to vote to accept or reject this Plan and will not be solicited.

F.	Special Provision Governing Unimpaired Claims
Except as otherwise provided in this Plan and subject to and consistent with the terms of the Prepetition Lender Settlement Documents, nothing under this Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to cure any arrears or defaults that may exist with respect to contracts to be assumed under this Plan.

G.	Subordinated Claims

The allowance, classification, and treatment of all Claims under this Plan shall take into account and conform to the contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Under section 510 of the Bankruptcy Code, upon written notice, the Debtors and the Reorganized Debtors reserve the right to re-classify, or to seek to subordinate, any Claim in accordance with any contractual, legal, or equitable subordination relating thereto, and the treatment afforded any Claim under this Plan that becomes a subordinated Claim at any time shall be modified to reflect such subordination.
ARTICLE IV.
DEEMED ACCEPTANCE OF THIS PLAN

A.	Presumed Acceptance of Plan
All Classes of Claims and Equity Interests are Unimpaired under this Plan, and are, therefore, presumed to have accepted this Plan pursuant to section 1126 of the Bankruptcy Code.

B.	No Presumed Rejection of Plan
No Class of Claims or Equity Interests is deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.

C.	No Voting Classes
No Class of Claims or Equity Interests will be entitled to vote to accept or reject this Plan.
ARTICLE V.
MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	Prepetition Lender Settlement and General Settlement of Claims
This Plan hereby expressly incorporates all of the terms of the Prepetition Lender Settlement Documents as if fully set forth herein. The Prepetition Lender Settlement Agreement became binding on all parties thereto and all parties in interest in the Chapter 11 Cases upon entry of the Prepetition Lender Settlement Order, which shall continue to be enforceable and binding in all respects on and after the Effective Date. The Prepetition Lender Settlement Documents are essential and integral to this Plan. As set forth in the Prepetition Lender Settlement Documents, no Entity may seek to reject the Prepetition Lender Settlement Agreement, any other Prepetition Lender Settlement Document, or this Plan under section 365 of the Bankruptcy Code (or otherwise) in the Chapter 11 Cases or any other Insolvency or Liquidation Proceeding.
Further, pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan will constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan, subject to and consistent with the terms of the Prepetition Lender Settlement Documents. Except with respect to the DIP Financing Claims, the DIP Liens, the Prepetition Lender Secured Claim, the Prepetition Lender Lien, and any other Claim or Lien expressly Allowed under this Plan, nothing in this Plan or the other Plan Documents constitutes an admission by the Debtors as to the existence, merits, or amount of the Debtors’ actual present or future liability on account of any Claim or Lien in accordance with the Confirmation Order effective as of the Effective Date.

B.	Corporate Existence
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the Debtors will continue to exist after the Effective Date as separate legal entities, with all of the powers of corporations, limited liability companies, and partnerships pursuant to the applicable law in their states or country of incorporation or organization pursuant to the Amended Constituent Documents.
As set forth in the Prepetition Lender Settlement Documents, the Liquidation Agent has been appointed at each Debtor to do the following:

(i)
prior to the occurrence of a Sale Trigger Event, take such actions as the Liquidation Agent determines in his sole and absolute discretion to be necessary or appropriate (including consulting with, directing, and overseeing Maple) for White Eagle to be prepared to launch and implement the Sale Process upon the occurrence of a Sale Trigger Event; provided that, prior to the occurrence of a Sale Trigger Event, the Liquidation Agent shall not take any action to commence the marketing of the Collateral to third parties or to otherwise contact potential buyers about the Collateral; and

(ii)
if the Debtors do not pay the Early Payoff Amount in full in Cash to the Prepetition Agent prior to the occurrence of a Sale Trigger Event, the Liquidation Agent shall, automatically on the next Business Day after the occurrence of such Sale Trigger Event and without further order or corporate or other action by the Debtor Parties, the Lender Parties, or any other Person, have the sole authority and the express mandate to (a) conduct the Sale Process, (b) select winning bids for the Collateral, (c) close sale transactions on behalf of the Debtors with respect to the Collateral; provided that the Liquidation Agent may not cause the Debtors to transfer any Collateral to a purchaser without first (or simultaneously) receiving the proceeds of such sale (with any credit bid by the Lender Parties being deemed simultaneous receipt of proceeds), (d) prohibit the Debtors from making any expenditure not specified in the DIP Budget (as defined in the Prepetition Lender Settlement Agreement) unless such expenditure is approved in writing by the Lender Parties, (e) obtain DIP Financing (as defined in the Prepetition Lender Settlement Agreement) in accordance with the Prepetition Lender Settlement Agreement, (f) take all other actions as he determines in his sole and absolute discretion are necessary and appropriate to promptly implement and complete the Sale Process and preserve and protect the Collateral (including the commencement, defense and settlement of litigation, if necessary), and (g) exercise veto rights over any action to be taken by the Debtors that is inconsistent with, or that would interfere with or delay timely completion of, the Sale Process.

Subject to the foregoing exclusive authority and mandate granted to the Liquidation Agent, the existing management of the Debtors shall retain all of their other respective management and decision-making powers on behalf of the Debtors.  The Liquidation Agent shall exercise the exclusive powers granted under the Prepetition Lender Settlement Agreement in the role of Bankruptcy Court-appointed independent liquidation agent and he shall not be an officer, employee, manager, or director of any of the Debtors.
The Liquidation Agent shall maximize the proceeds from the sale of the Collateral in the manner that he determines to be appropriate in his sole and absolute discretion and, in any event, consistent with traditional fiduciary duties owed by directors and officers of corporations under Delaware law to constituents of bankruptcy estates subject to complying with the Sale Process in all respects as set forth in the Prepetition Lender Settlement Documents; provided that the Liquidation Agent may not, in exercising his rights and duties, contest the Sale Process (including the Sale Deadlines), in any way or seek any relief from the Bankruptcy Court to modify the Sale Process (including the Sale Deadlines), or take any other action inconsistent with the terms of the Prepetition Lender Settlement Documents.
On the Effective Date or as soon thereafter as is reasonably practicable, subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the Debtors (including, as appropriate as set forth in the Prepetition Lender Settlement Agreement, at the direction of the Liquidation Agent) may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any Asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (ii) the filing of appropriate certificates or articles of incorporation and amendments thereto; and (iii) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.
On or after the Consummation Date, subject to the Prepetition Lender Settlement Documents, and without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may take such action not inconsistent with this Plan and as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Consummation Date or any time thereafter, in each case subject to and consistent with the terms of the Prepetition Lender Settlement Documents.

C.	Vesting of Assets in the Debtors
Except as otherwise provided in this Plan or the Confirmation Order and subject to and consistent with the terms of the Prepetition Lender Settlement Documents, on or after the Effective Date, all property and Assets of the Estates (including, without limitation, Causes of Action and, unless otherwise waived or released pursuant to an order of the Bankruptcy Court or this Plan, Avoidance Actions) will vest in the Debtors, free and clear of all Liens, Claims, charges or other encumbrances pursuant to section 1141(c) of the Bankruptcy Code except with respect to such Liens, Claims, charges and other encumbrances that are specifically preserved under this Plan upon the Effective Date (including the Prepetition Lender Secured Claim, the Prepetition Lender Lien, the DIP Financing Claim, and the DIP Liens). Notwithstanding the vesting of such property and Assets in the Debtors on the Effective Date, (i) the Debtors shall remain obligated to sell or transfer the Collateral in accordance with the Prepetition Lender Settlement Documents and (ii) the Debtors and the Reorganized Debtors, as applicable, shall remain obligated to provide Holders of Allowed Claims and Equity Interests with the treatment set forth in Articles II and III.
Except as may be otherwise provided in this Plan or the Confirmation Order and subject to and consistent with the terms of the Prepetition Lender Settlement Documents, on and after the Consummation Date, the Reorganized Debtors may operate their business and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors will pay the charges that they incur after the Consummation Date for Professionals’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Professional fee applications) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

D.	Authorized Financing / Sale Process
As set forth in the Prepetition Lender Settlement Documents, until the occurrence of a Sale Trigger Event, the Liquidation Agent’s duties and authorities shall be limited to taking such actions as he determines in his sole and absolute discretion to be necessary or appropriate (including consulting with, directing, and overseeing Maple) for White Eagle to be prepared to launch and implement the Sale Process. Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, if the Debtors fail to pay the Early Payoff Amount to the Prepetition Agent on or before the occurrence of a Sale Trigger Event, on the next Business Day, the Liquidation Agent shall have sole power to act on behalf of the Debtors as provided in Article V.B(ii) automatically and without further order or corporate action and shall take all actions as he determines in his sole and absolute discretion as necessary or appropriate to exercise his rights and perform his duties in accordance with the terms set forth in the Prepetition Lender Settlement Documents.
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, from and after the Effective Date through the occurrence of a Sale Trigger Event, the Debtors may not sell or transfer any Collateral without approval of the Bankruptcy Court; provided that, if the Debtors attempt to sell any Collateral prior to the occurrence of a Sale Trigger Event for an amount which is less than the Early Payoff Amount, the proceeds therefrom (after the payment of any fees owed to Maple as a result of such sale, as applicable) shall be paid to the Prepetition Agent to reduce the Allowed Prepetition Lender Claim dollar for dollar (first in satisfaction of accrued and unpaid interest, fees, costs, and expenses and, then, in satisfaction of principal); provided, further, that the Lender Parties’ credit bid and objection rights are fully preserved with respect to any such proposed sale or transfer. If any such sale or transfer is approved by the Bankruptcy Court after notice and a hearing, the Debtors are authorized, pursuant to section 1123(a) of the Bankruptcy Code and notwithstanding any otherwise applicable nonbankruptcy law, to enter into and consummate such transaction.
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, after the occurrence of a Sale Trigger Event and notwithstanding any applicable nonbankruptcy law, the Debtors, at the direction of the Liquidation Agent based on the advice of Maple, may sell any or all of their Assets or property (including the equity interests in White Eagle) without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The Lender Parties and Emergent shall each have the right to object to any proposed sale of some or all of the Collateral pursuant to the Sale Process by filing an objection to such sale with the Bankruptcy Court. So long as the Lender Parties and Emergent receive at least seven (7) days’ notice of the proposed sale of some or all of the Collateral pursuant to the Sale Process, the filing of such an objection shall not stay any proposed sale. The burden shall be on the objecting party to obtain expedited consideration of such objection (to which any opposing party shall not unreasonably object). At the hearing before the Bankruptcy Court to consider any such objection, the burden shall be on the objecting party to prove that the sale does not satisfy the requirements of section 363 of the Bankruptcy Code; provided that such objection shall not challenge the adequacy of the Sale Process as contemplated by the Prepetition Lender Settlement Documents. None of the filing, the pendency, nor the determination of any such objection shall prevent or stay the Collateral from being transferred to the Lender Parties on or promptly after the Outside Closing Date pursuant to the Prepetition Lender Settlement Documents.
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, from and after the Effective Date and notwithstanding any applicable nonbankruptcy law, the Debtors and the Liquidation Agent, as applicable, shall be and are authorized to execute and deliver any loan, financing, and ancillary documents, and shall be and are authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, security agreements, documents (including UCC financing statements), amendments to the foregoing, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity; provided that, as set forth in the Prepetition Lender Settlement Documents, the Debtors may not incur any additional funded indebtedness after the Effective Date and through the Consummation Date except to the extent the proceeds of which shall be used simultaneously to pay the DIP Financing Claims and the Prepetition Lender Secured Claim in full in Cash. Any holder of a lien or security interest whose Claim is satisfied under this Plan, shall be required to file terminations of any perfection instruments.
Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Debtors and the Reorganized Debtors to make payments required pursuant to this Plan will be obtained pursuant to the DIP Financing Documents and the Debtors and the Reorganized Debtors’ Cash balances, including Cash from the receipt of Insurance Policy proceeds; provided that, notwithstanding anything to the contrary herein, the Debtors shall remain subject to the DIP Financing Documents for the use of Cash Collateral (including proceeds of DIP Financing) through the Consummation Date, including the budget and permitted variances and requirement to make adequate protection payments included in the DIP Financing Documents through the Consummation Date. Cash payments to be made pursuant to this Plan will be made by the Debtors or the Reorganized Debtors, as applicable.
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, from and after the Consummation Date and notwithstanding any applicable nonbankruptcy law, the Reorganized Debtors, at the direction of management, shall be and are authorized to execute and deliver any sale and ancillary documents with respect to the Reorganized Debtors’ assets, and shall be and are authorized to execute, deliver, file, record and issue any other purchase agreements, bills of sale, assignment and transfer documents, amendments to the foregoing, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity, subject to the limitations set forth herein.

E.	Treatment of Vacant Classes
Any Claim or Equity Interest in a Class considered vacant under Article III.B of this Plan shall receive no Plan Distribution.

F.	No Substantive Consolidation
This Plan does not provide for substantive consolidation of the Debtors. Each of the Estates of the Debtors shall remain separate and distinct for all purposes under this Plan, including for purposes of classifying and treating Claims under this Plan.

G.	Release of Liens, Claims and Equity Interests
Except as otherwise provided in this Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan and subject to and consistent with the terms of the Prepetition Lender Settlement Documents, from and after the Effective Date and concurrently with the applicable distributions made pursuant to this Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates (other than the Prepetition Lender Secured Claim, the Prepetition Lender Lien, the DIP Financing Claims and the DIP Liens) will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, any Entity holding such Liens or Equity Interests extinguished pursuant to the prior sentence will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Debtors or the Reorganized Debtors, as applicable, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable.
Solely as set forth in the Prepetition Lender Settlement Documents, the Prepetition Lender Secured Claim, the Prepetition Lender Lien, the DIP Financing Claims and the DIP Liens will be fully released, terminated, extinguished and discharged, in each case (i) upon the payment in full in Cash of the Early Payoff Amount or the Payoff Amount, as applicable, to the Prepetition Agent or (ii) upon the transfer of all unsold Collateral to the Prepetition Agent or its designee.

H.	Certificate of Incorporation and Bylaws
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the Debtors shall have executed the Amended Constituent Documents (including the granting of duties and powers to the Liquidation Agent as set forth in the Prepetition Lender Settlement Agreement).
After the Consummation Date, the Reorganized Debtors shall amend or restate the Amended Constituent Documents to satisfy the provisions of this Plan and the Bankruptcy Code and the Prepetition Lender Settlement Documents, and will (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and (ii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan (including the Prepetition Lender Settlement Agreement) and the transactions contemplated herein.

I.	Management of Debtors
As of the Effective Date, subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the initial officers, directors, and managers of the Debtors (except the Independent Manager as defined in the Prepetition Loan Agreement who was removed pursuant to the Prepetition Lender Settlement Order) will be the officers, directors, and managers of the Debtors existing immediately prior to the Effective Date, subject to and consistent with the terms of the Prepetition Lender Settlement Documents and will be compensated on the same basis as existed immediately prior to the Effective Date. Each such director, officer, and manager will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Constituent Documents and the other constituent and organizational documents of the Debtors.

J.	Company Action
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, each of the Debtors, the Reorganized Debtors and the Liquidation Agent, as applicable, may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan or the Prepetition Lender Settlement Documents, as applicable, in the name of and on behalf of the Debtors or the Reorganized Debtors, as applicable, and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors, as applicable, or by any other Person (except for those expressly required pursuant to this Plan or the Prepetition Lender Settlement Documents).
Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, managers or members of any Debtor or any Affiliate thereof (as of prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, managers or members of such Debtors, or the need for any approvals, authorizations, actions or consents of any Person.
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, all matters provided for in this Plan involving the legal or corporate structure of any Debtor or any Reorganized Debtor, as applicable, and any legal or corporate action required by any Debtor or any Reorganized Debtor as applicable, in connection with this Plan, will be deemed to have occurred and will be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor or any Reorganized Debtor, as applicable, or by any other Person. Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, on the Effective Date, the appropriate officers of each Debtor and each Reorganized Debtor, as applicable, as well as the Liquidation Agent, are authorized to issue, execute, deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtor and each Reorganized Debtor, as applicable, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of each Debtor and each Reorganized Debtor, as applicable, will be authorized to certify or attest to any of the foregoing actions.

K.	Cancellation of Notes, Certificates and Instruments
Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan (including the provisions regarding assumption of Executory Contracts and the continued effectiveness of the DIP Financing Documents) and subject to and consistent with the terms of the Prepetition Lender Settlement Documents, on the Effective Date, all agreements, instruments, Securities and other documents evidencing any prepetition Claim or Equity Interest and any rights of any Holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect. The holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan, and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. Notwithstanding such cancellation and discharge, the Prepetition Loan Agreement shall continue in effect to the extent necessary to: (1) allow the Prepetition Lender and the Prepetition Agent to receive Plan Distributions on account of the Allowed Prepetition Lender Secured Claim and (2) allow the Debtors and the Reorganized Debtors to make distributions pursuant to this Plan and in accordance with the Prepetition Lender Settlement Documents.

L.	Cancellation of Existing Instruments Governing Security Interests
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, upon payment or other satisfaction of an Allowed Other Secured Claim or Allowed Prepetition Lender Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim or Allowed Prepetition Lender Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim or Allowed Prepetition Lender Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

M.	Restructuring Transactions
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions consistent with this Plan as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

N.	Plan Documents
The documents, if any, to be Filed as part of the Plan Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein.
ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS

A.	Assumption of Executory Contracts
On the Effective Date, all Executory Contracts of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts (including, without limitation, employment agreements) that:

•	have previously expired or terminated pursuant to their own terms or by agreement of the parties thereto; or

•	have been rejected by order of the Bankruptcy Court.
The Debtors do not have any Unexpired Leases. Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any Executory Contract assumed pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Debtors’ assumption of such Executory Contract, then such provision will be deemed modified such that the transactions contemplated by this Plan will not entitle the non-Debtor party thereto to terminate such Executory Contract or to exercise any other default-related rights with respect thereto. Each Executory Contract assumed pursuant to this Article of this Plan will revest in and be fully enforceable by the Debtors and the Reorganized Debtors in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.
None of the Prepetition Lender Settlement Documents may be rejected by the Debtors or the Non-Debtor Affiliates in the Chapter 11 Cases or any other Insolvency or Liquidation Proceeding.

B.	Assignment of Executory Contracts
Executory Contracts may only be assigned by the Debtors prior to the Consummation Date with the prior written consent of the Lender Parties. In the event of an assignment of an Executory Contract, at least ten (10) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts a notice of the proposed assumption and assignment that will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will File with the Bankruptcy Court a list of such Executory Contracts to be assigned and the proposed cure amounts. Any applicable cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts may otherwise agree.
Any objection by a counterparty to an Executory Contract to a proposed assignment or any related cure amount must be Filed, served and actually received by the Debtors at least three (3) Business Days prior to the Confirmation Hearing. Any counterparty to an Executory Contract that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.
In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. The Debtors, in their sole option, reserve the right to reject such Executory Contract at any time in lieu of assuming and assigning it.

C.	Cure of Defaults for Assumed Executory Contracts
Any monetary amounts by which any Executory Contract to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts may otherwise agree. Any Claims arising under Executory Contracts between the Debtors and their Affiliates shall be treated as Intercompany Claims under this Plan. The Debtors may serve a notice on parties to Executory Contracts to be assumed reflecting the Debtors’ intention to assume the Executory Contract in connection with this Plan and setting forth the proposed cure amount (if any).
In the event of a dispute regarding (1) the amount of any payments to cure a default, (2) the ability of the Debtors, the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The Debtors or Reorganized Debtors, as applicable, in their sole option, reserve the right to reject such Executory Contract at any time in lieu of assuming it.

D.	Assumption of Insurance Policies
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, upon the Effective Date, the Debtors will assume all of the Insurance Policies pursuant to section 365(a) of the Bankruptcy Code and all such Insurance Policies shall vest in the Debtors. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies and all such Insurance Policies shall continue in full force and effect thereafter in accordance with their respective terms. Notwithstanding anything to the contrary contained in this Plan, confirmation of this Plan will not impair or otherwise modify any rights of the Debtors or the Reorganized Debtors under the Insurance Policies.

E.	Indemnification Provisions
All indemnification provisions currently in place (whether in the by-laws, certificate of incorporation, board resolutions, contracts, or otherwise) for the directors, officers and managers of the Debtors who served in such capacity as of the Petition Date with respect to or based upon any act or omission taken or omitted in such capacities, for or on behalf of the Debtors, will be Reinstated (or assumed, as the case may be), and will survive effectiveness of this Plan. The Liquidation Agent shall be the beneficiary of any such indemnity provisions or, to the extent such indemnity provisions are not applicable, a separate indemnity agreement to be agreed by the Debtors and the Liquidation Agent.  No such Reinstatement or assumption shall in any way extend the scope or term of any indemnification provision beyond that contemplated in the underlying contract or document as applicable.
ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Dates of Distributions
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, and except as otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim or Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Equity Interest against the Debtors shall receive the full amount of the distributions that this Plan or the Prepetition Lender Settlement Documents, as applicable, provides for Allowed Claims or Equity Interests in the applicable Class and in the manner provided herein. In the event that any payment or act under this Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent there are Disputed Claims or Equity Interests, distributions on account of any such Disputed Claims or Equity Interests shall be made pursuant to the provisions provided in this Plan. Except as otherwise provided in this Plan or the Prepetition Lender Settlement Documents, Holders of Claims and Equity Interests shall not be entitled to interest, dividends or accruals on the distributions provided for therein, regardless of whether distributions are delivered on or at any time after the Effective Date.
Upon the Effective Date, all Claims and Equity Interests against the Debtors shall be deemed fixed and adjusted pursuant to this Plan and the Debtors shall have no liability on account of any Claims or Equity Interests except as set forth in this Plan and in the Confirmation Order. Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, all payments and all distributions made by the Distribution Agent under this Plan shall be in full and final satisfaction, settlement and release of all Claims and Equity Interests against the Debtors and the Reorganized Debtors.
At the close of business on the Distribution Record Date, the transfer ledgers for the Claims against the Debtors and the Equity Interests in the Debtors shall be closed, and there shall be no further changes in the record holders of such Claims and Equity Interests. The Debtors, the Reorganized Debtors, and the Distribution Agent, and each of their respective agents, successors, and assigns shall have no obligation to recognize the transfer of any Claims against the Debtors or Equity Interests in the Debtors occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under this Plan to such Persons or the date of such distributions.

B.	Distribution Agent
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, and except as provided herein, all distributions under this Plan shall be made by the Debtors or the Reorganized Debtors, as applicable, as Distribution Agent, or by such other Entity designated by the Debtors or the Reorganized Debtors, as applicable, as a Distribution Agent on the Effective Date or thereafter. The Debtors or the Reorganized Debtors, as applicable, or such other Entity designated by the Debtors or the Reorganized Debtors, as applicable, to be the Distribution Agent, shall not be required to give any bond or surety or other security for the performance of such Distribution Agent’s duties unless otherwise ordered by the Bankruptcy Court.
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.
None of the Debtors, the Reorganized Debtors, or any Distribution Agent shall have any obligation to make a particular distribution to a specific Holder of an Allowed Claim if such Holder is also the Holder of a Disputed Claim.

C.	Disputed Claims Reserve
Prior to, or concurrently with, the occurrence of the Consummation Date, if the Debtors have paid in full the Early Payoff Amount or the Payoff Amount to the Prepetition Agent, the Debtors shall establish, fund, and maintain a reserve in an amount determined by the Debtors in good faith to be sufficient to pay all Disputed Claims and accrued and unpaid Administrative Expense Claims and Professional Fee Claims (the “Disputed Claims Reserve”). Any payments to be made under this Plan after the Consummation Date shall be paid from the Disputed Claims Reserve. Upon the resolution of all Disputed Claims, Administrative Expense Claims Filed by the applicable Administrative Expense Claims Bar Date, and Professional Fee Claims Filed by the Professional Fee Claims Bar Date, funds remaining in the Disputed Claims Reserve shall be remitted to the Reorganized Debtors.
If unsold Collateral is transferred to the Prepetition Agent (or its designee) pursuant to the terms of the Prepetition Lender Settlement Documents, (i) the Debtors and the Lender Parties shall determine in good faith an amount sufficient to pay all Disputed Claims and accrued and unpaid Administrative Expense Claims and Professional Fee Claims (and if no such agreement can be reached, the Bankruptcy Court shall determine the appropriate amount) and such amount shall not be transferred to the Prepetition Agent (or its designee) but, rather, shall be deposited in the Disputed Claims Reserve, (ii) the Disputed Claims Reserve shall be under the control of, and managed by, an independent third party mutually agreeable to the Debtors and the Lender Parties or, if no such agreement can be reached, selected by the Bankruptcy Court, (iii) the Lender Parties shall be granted a Lien over the Disputed Claims Reserve (which Lien shall be subordinate to the interests of the holders of Disputed Claims and accrued and unpaid Administrative Expense Claims and Professional Fee Claims until such Claims are paid in full or Disallowed), and (iv) upon the resolution of all Disputed Claims, Administrative Expense Claims Filed by the Administrative Expense Claims Bar Date, and Professional Fee Claims Filed by the Professional Fee Claims Bar Date, funds remaining in the Disputed Claims Reserve shall be remitted to the Prepetition Agent (or its designee).
Upon the funding of the Disputed Claims Reserve, the Debtors shall notify the United States Trustee of the amount funded.

D.	Cash Distributions
Distributions of Cash may be made by wire transfer from a domestic bank, except that Cash payments made to foreign creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

E.	Rounding of Payments
Whenever this Plan would otherwise call for, with respect to a particular Person, payment of a fraction of a dollar, the actual payment or distribution shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. To the extent that Cash to be distributed under this Plan remains undistributed as a result of the aforementioned rounding, such Cash or stock shall be treated as “Unclaimed Property” under this Plan.

F.	De Minimis Distribution
Except as to any Allowed Claim that is Unimpaired under this Plan, none of the Debtors, the Reorganized Debtors, or the Distribution Agent shall have any obligation to make any Plan Distributions with a value of less than $100, unless a written request therefor is received by the Distribution Agent from the relevant recipient at the addresses set forth in Article XIII.J hereof within 120 days after the later of the (i) Effective Date and (ii) the date such Claim becomes an Allowed Claim. De minimis distributions for which no such request is timely received shall revert to the Debtors or the Reorganized Debtors, as applicable. Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically deemed satisfied, discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

G.	Distributions on Account of Claims Allowed After the Effective Date
Except as otherwise agreed by the Holder of a particular Claim or as provided in this Plan, all distributions shall be made pursuant to the terms of this Plan and the Confirmation Order. Except as otherwise provided in this Plan, distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, as determined for U.S. federal income tax purposes and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising accrued but unpaid interest, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim).

H.	General Distribution Procedures
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the Debtors or the Reorganized Debtors, as applicable, or any other duly appointed Distribution Agent, shall make all distributions of Cash or other property required under this Plan, unless this Plan specifically provides otherwise. All Cash and other property held by the Debtors or the Reorganized Debtors, as applicable, for distribution under this Plan shall not be subject to any claim by any Person, except as provided under this Plan, the DIP Financing Documents, and the Prepetition Lender Settlement Documents.

I.	Address for Delivery of Distributions
Distributions to Holders of Allowed Claims, to the extent provided for under this Plan, shall be made (1) at the address set forth on any Proofs of Claim Filed by such Holders (to the extent such Proofs of Claim are Filed in the Chapter 11 Cases), (2) at the addresses set forth in any written notices of address change delivered to the Debtors, or (3) at the addresses in the Debtors’ books and records.

J.	Undeliverable Distributions and Unclaimed Property
If the distribution to the Holder of any Allowed Claim is returned to the Debtors or the Reorganized Debtors as undeliverable, no further distribution shall be made to such Holder, and the Debtors and the Reorganized Debtors shall have no obligation to make any further distribution to the Holder, unless and until the Debtors or the Reorganized Debtors are notified in writing of such Holder’s then current address.
Any Entity that fails to claim any Cash within one (1) year from the date upon which a distribution is first made to such Entity shall forfeit all rights to any distribution under this Plan. Entities that fail to claim Cash shall forfeit their rights thereto and shall have no claim whatsoever against the Debtors or the Reorganized Debtors or against any Holder of an Allowed Claim to whom distributions are made by the Debtors or the Reorganized Debtors.

K.	Withholding Taxes
In connection with this Plan, to the extent applicable, the Debtors and the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to this Plan shall be subject to such withholding and reporting requirements. The Debtors and the Reorganized Debtors shall be entitled to deduct any U.S. federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. As a condition to receiving any distribution under this Plan, the Debtors and the Reorganized Debtors may require that the Holder of an Allowed Claim entitled to receive a distribution pursuant to this Plan provide such Holder’s taxpayer identification number and such other information and certification as may be deemed necessary for the Debtors or the Reorganized Debtors to comply with applicable tax reporting and withholding laws. Any amounts withheld pursuant hereto shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

L.	Setoffs
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the Debtors and the Reorganized Debtors may, to the extent permitted under applicable law, set off against any Allowed Claim (other than the Prepetition Lender Secured Claim or the DIP Financing Claims) and any distributions to be made pursuant to this Plan on account of such Allowed Claim, the claims, rights and causes of action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of such Allowed Claim that are not otherwise waived, released or compromised in accordance with this Plan; provided, however, that neither such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, rights and causes of action that the Debtors or the Reorganized Debtors possesses against such Holder. Any Holder of an Allowed Claim subject to such setoff reserves the right to challenge any such setoff in the Bankruptcy Court or any other court with jurisdiction with respect to such challenge.

M.	Surrender of Cancelled Instruments or Securities
As a condition precedent to receiving any distribution pursuant to this Plan on account of an Allowed Claim evidenced by negotiable instruments, securities, or notes canceled pursuant to Article V of this Plan, the Holder of such Claim will tender the applicable negotiable instruments, securities, or notes evidencing such Claim (or a sworn affidavit identifying the negotiable instruments, securities, or notes formerly held by such Holder and certifying that they have been lost), to the Debtors or the Reorganized Debtors, as applicable, or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.

N.	Lost, Stolen, Mutilated or Destroyed Securities
In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Equity Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such security or note to the extent required by this Plan, deliver to the Debtors or the Reorganized Debtors, as applicable, and other applicable Distribution Agent: (x) evidence reasonably satisfactory to the Debtors or the Reorganized Debtors, as applicable, and other applicable Distribution Agent of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by the Debtors or the Reorganized Debtors, as applicable, and other applicable Distribution Agent to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with Article VII.M of this Plan as determined by the Debtors or Reorganized Debtors, as applicable, by a Holder of a Claim evidenced by a security or note, such Holder will, for all purposes under this Plan, be deemed to have surrendered such security or note to the Debtors or the Reorganized Debtors, as applicable, and other applicable Distribution Agent.
ARTICLE VIII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.	Filing of Proofs of Claim
Each Holder of a Claim shall be required to File a Proof of Claim on or prior to the applicable Bar Date, unless such Claim appears in the Schedules and is not listed as disputed, contingent, or unliquidated, or such Claim has otherwise been Allowed or paid. Unless disputed by the Holder of a Claim (including by filing a Proof of Claim in a higher amount or different classification or priority than as set forth in the Schedules), the amount set forth in the Schedules, subject to any limitations on allowance imposed by section 502 of the Bankruptcy Code, shall constitute the Allowed amount of such Holder’s Claim. The Prepetition Lenders have an Allowed Claim as set forth in the Prepetition Lender Settlement Documents and this Plan and, therefore, do not need to File a Proof of Claim.

B.	Disputed Claims
The Debtors shall not seek to resolve or settle any Disputed Claim with respect to any of White Eagle’s life insurance policies for an amount that represents a reduction greater than the lesser of (i) $2 million of the face amount of such policy or (ii) 20% of the face amount of such policy without the prior written consent of the Lender Parties (not to be unreasonably withheld).
Other than as set forth in the preceding paragraph, following the Effective Date, (i) each of the Debtors or the Reorganized Debtors, as applicable, and the Lender Parties may, in their discretion, File with the Bankruptcy Court an objection to the allowance of any Disputed Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order, provided, however, that the Debtors or the Reorganized Debtors, as applicable, may compromise, settle, withdraw or resolve any objections to Claims without further order of the Bankruptcy Court but, with respect to asserted Claims in excess of $1,000,000, only with the prior written consent of the Lender Parties and (ii) unless otherwise provided in the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, are authorized to settle, or withdraw any objections to, any Disputed Claim following the Effective Date without further notice to creditors (other than the creditor holding such Disputed Claim) or authorization of the Bankruptcy Court but, with respect to asserted Claims in excess of $1,000,000, only with the prior written consent of the Lender Parties, in which event such Claim shall be deemed to be an Allowed Claim in the amount compromised for purposes of this Plan.
Under no circumstances will any distributions be made on account of any Claim that is not an Allowed Claim.

C.	Procedures Regarding Disputed Claims
No payment or other distribution or treatment shall be made on account of a Disputed Claim, even if a portion of the Claim is not disputed, unless and until such Disputed Claim becomes an Allowed Claim and the amount of such Allowed Claim is determined by order of the Bankruptcy Court or by stipulation between the Debtors and the Holder of the Claim.

D.	Allowance of Claims and Equity Interests
Following the date on which a Disputed Claim becomes an Allowed Claim after the Distribution Date, the Debtors or the Reorganized Debtors, as applicable, shall pay directly to the Holder of such Allowed Claim the amount provided for under this Plan, as applicable, and in accordance therewith.
The Equity Interests in the Debtors existing as of the Petition Date are deemed Allowed.
1.    Allowance of Claims
After the Consummation Date and subject to the other provisions of this Plan and the Prepetition Lender Settlement Documents, the Reorganized Debtors will have and will retain any and all rights and defenses under bankruptcy or nonbankruptcy law that the Debtors had with respect to any Claim. Except as expressly provided in this Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim will become an Allowed Claim unless and until such Claim is deemed Allowed under this Plan or the Bankruptcy Code or the Bankruptcy Court has entered an order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim. As set forth in Section III.E.3 hereof and the Prepetition Lender Settlement Documents, the Prepetition Lender Secured Claim is Allowed.
2.    Estimation
Subject to the other provisions of this Plan and the Prepetition Lender Settlement Documents, the Debtors, prior to the Consummation Date, and the Reorganized Debtors, after the Consummation Date, may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, contingent Claim or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation proceeding. The Prepetition Lender Secured Claim and the DIP Financing Claim are Allowed and not Disputed and, therefore, the Prepetition Lender Secured Claim and the DIP Financing Claim are not (and shall not be) subject to estimation (whether by the Debtors, the Reorganized Debtors, or any other Person).
ARTICLE IX.
EFFECTIVENESS OF THIS PLAN

A.	Conditions Precedent to the Effective Date
The Effective Date of this Plan will be conditioned upon the satisfaction or waiver by the Debtors and the Lender Parties pursuant to the provisions of Article IX.B of this Plan of the following:

•	The Bankruptcy Court shall have approved the Prepetition Lender Settlement Agreement and shall have entered the Prepetition Lender Settlement Order, which shall be a Final Order.

•
The Bankruptcy Court shall have entered an order in form and in substance satisfactory to the Debtors and the Lender Parties approving the Disclosure Statement with respect to this Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and confirming this Plan.

•	This Plan and the Plan Documents and all schedules, documents, supplements and exhibits to this Plan shall have been Filed in form and substance acceptable to the Debtors and the Lender Parties.

•
The Confirmation Order shall have been entered, shall be a Final Order, and shall be in form and substance acceptable to the Debtors and the Lender Parties. The Confirmation Order shall provide that, among other things, (a) the Debtors, the Reorganized Debtors, or the Liquidation Agent, on behalf of the Debtors, as appropriate, are authorized to take all actions necessary or appropriate to effectuate and consummate this Plan and the Restructuring Transactions, including, without limitation, (i) entering into, implementing, effectuating, and consummating the contracts, instruments, releases, and other agreements or documents created in connection with or described in this Plan and the Prepetition Lender Settlement Documents, (ii) making all distributions and issuances as required under this Plan; and (iii) entering into any transactions as set forth in the Plan Documents, including the Prepetition Lender Settlement Documents; (b) the provisions of the Confirmation Order, this Plan, and the Prepetition Lender Settlement Documents are nonseverable and mutually dependent; (c) the implementation of this Plan in accordance with its terms is authorized; (d) pursuant to section 1146 of the Bankruptcy Code, the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of Assets contemplated under this Plan, shall not be subject to any Stamp or Similar Tax; (e) the vesting of the Debtors’ Assets and property in the Debtors as of the Effective Date free and clear of liens and claims to the fullest extent permissible under applicable law pursuant to section 1141(c) of the Bankruptcy Code except with respect to such Liens, Claims, charges and other encumbrances that are specifically preserved under this Plan upon the Effective Date (including the Prepetition Lender Secured Claim, the Prepetition Lender Lien, the DIP Financing Claim, and the DIP Liens); (f) the Debtors and the Non-Debtor Affiliates shall comply with the Prepetition Lender Settlement Documents and shall not take any actions in contravention thereof; (g) from and after a Sale Trigger Event, any sale or transfer of the Debtors’ Assets and property (including the equity interests in White Eagle) may be effectuated by the Debtors, at the direction of the Liquidation Agent (based on the advice of Maple) without any further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity, (h) the Debtors may not make any payments or other transfers of Cash that are not specifically identified in the budget included in the DIP Financing Documents, subject to permitted variances; (i) no Entity may seek to reject the Prepetition Lender Settlement Agreement or this Plan under section 365 of the Bankruptcy Code (or otherwise) in the Chapter 11 Cases or any other Insolvency or Liquidation Proceeding; (j) notwithstanding the occurrence of the Effective Date, until the Consummation Date, the DIP Financing Documents shall remain in full force and effect and the Debtors shall remain obligated to comply therewith; and (k) the Debtors may not file another case under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding prior to the Consummation Date.

•
All documents and agreements necessary to implement this Plan, including without limitation, the Prepetition Lender Settlement Documents, in each case in form and substance acceptable to the Debtors and the Prepetition Agent, shall have (a) been tendered for delivery, and (b) been effected by, executed by, or otherwise deemed binding upon, all Entities party thereto and shall be in full force and effect. All conditions precedent to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

•
All authorizations, consents, actions, documents, approvals (including any governmental approvals), certificates and agreements necessary to implement this Plan or the Prepetition Lender Settlement Documents, including, without limitation, the Amended Constituent Documents, shall have been obtained, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws and any applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain or prevent effectiveness or consummation of the Restructuring.

B.	Waiver of Conditions
The conditions to effectiveness of this Plan set forth in this Article IX (other than that the Confirmation Order shall have been entered) may be waived by the mutual agreement of the Debtors and the Prepetition Agent without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or effectuate this Plan.  The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors, the Reorganized Debtors, or the Prepetition Agent regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtors, the Reorganized Debtors, or the Prepetition Agent to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each right will be deemed an ongoing right that may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to Effectiveness
If the Effective Date of this Plan does not occur within ten (10) calendar days of entry of the Confirmation Order (unless extended by agreement of the Lender Parties), this Plan will be null and void in all respects and nothing contained in this Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, the Prepetition Agent, the Prepetition Lender, any other Holders or any other Entity; (c) constitute an Allowance of any Claim or Equity Interest; provided that the Prepetition Lender Secured Claim shall be an Allowed Claim as set forth in the Prepetition Lender Settlement Documents; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, the Prepetition Agent, the Prepetition Lender, any other Holders or any other Entity in any respect.

D.	Consummation of this Plan
Following the Effective Date, this Plan shall be “substantially consummated” pursuant to section 1101 of the Bankruptcy Code and the Consummation Date shall be deemed to occur, in each case solely on (and not before) the date on which the Prepetition Lender Secured Claim and the DIP Financing Claims have been satisfied in full consistent with the terms of this Plan and the Prepetition Lender Settlement Documents, either by (i) the payment in full in Cash of the Early Payoff Amount or the Payoff Amount, as applicable, or (ii) the transfer of all unsold Collateral to the Prepetition Agent on or after the Outside Closing Date in accordance with the Prepetition Lender Settlement Documents. Until the Consummation Date, the Debtors shall not be permitted to emerge from, or seek to close, the Chapter 11 Cases. Notwithstanding the occurrence of the Effective Date, until the Consummation Date, the DIP Financing Documents shall remain in full force and effect and the Debtors shall remain obligated to comply therewith (including with respect to any budget (subject to permitted variances) and adequate protection payments required thereunder), in each case subject to the terms of the DIP Financing Documents. The Prepetition Lender Settlement Documents shall remain in full force and effect regardless of the occurrence of the Effective Date or the Consummation Date. The Debtors may not file another case under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding prior to the Consummation Date.
ARTICLE X.
RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	General
Notwithstanding anything contained in this Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under this Plan shall take into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.
Subject to and consistent with the terms of the Prepetition Lender Settlement Agreement and the Prepetition Lender Settlement Order, and in accordance with the provisions of this Plan and pursuant to section 363 of the Bankruptcy Code, without any further notice to or action, order or approval of the Bankruptcy Court, after the Consummation Date (1) the Reorganized Debtors may compromise and settle Claims against them and (2) the Reorganized Debtors may compromise and settle Causes of Action against other Entities.

B.	Release by Debtors
Effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby acknowledged and confirmed, the Releasing Debtor Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Releasing Debtor Parties) and their respective properties from any and all Claims, interests, Causes of Action, litigation claims and any other debts, accounts, offsets, liens, obligations, indemnities, guaranties, powers, privileges, licenses, franchise, demands, rights, defenses, suits, controversies, damages, actions, judgments, losses, remedies and liabilities whatsoever, including any derivative claims, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether absolute, inchoate, or contingent; whether determined or undetermined, proven or unproven; whether held individually, jointly, or jointly and severally; whether arising indirectly, derivatively, or by way of any legal or equitable right of subrogation, contribution, indemnity, estoppel, marshalling of assets, or otherwise; whether for compensation, relief, protection, punishment, or any other remedy of result of any kind, character, or nature; whether based upon any intentional or negligent conduct, strict liability, or upon any other grounds or upon any other theory whatsoever; whether asserted or subject to assertion by complaint, cross-complaint, counterclaim, affirmative defense, or other pleadings, by motion, by notice, or otherwise; whether asserted or subject to assertion in any jurisdiction, in any court or other forum, or with any federal, state, county, municipal, or other governmental authority, agency, or official; whether arising at law, in equity, or otherwise, including the Adversary Proceeding (and the related complaint and amended complaint and LNV’s motion to dismiss) and the Estimation Motion; whether for tort, contract, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to the Debtors, the Chapter 11 Cases, the Disclosure Statement or this Plan that such Releasing Debtor Parties or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or that any Holder of a Claim or Equity interest or other Entity would have been legally entitled to assert for or on behalf of the Debtors, their estates or the Reorganized Debtors (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this release shall not operate to waive or release (i) any Causes of Action expressly set forth in and preserved by this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, or the Plan Documents; (ii) any Causes of Action arising from fraud, gross negligence, or willful misconduct as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) the rights of such Releasing Debtor party to enforce this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iv) any post-Effective Date obligations of any party or Entity under this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, any of the restructuring transactions, or any document, instrument or agreement (including those set forth in the Plan Documents) executed to implement this Plan. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person. Notwithstanding the foregoing, the Debtors are not releasing the Debtors (but they are releasing the related persons to the Debtors pursuant to this paragraph).

C.	Release by Holders of Claims and Equity Interests
Effective as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the restructuring and the restructuring transactions, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Releasing Parties, from any and all Claims, interests, Causes of Action, litigation claims and any other debts, accounts, offsets, liens, obligations, indemnities, guaranties, powers, privileges, licenses, franchise, demands, rights, defenses, suits, controversies, damages, actions, judgments, losses, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether absolute, inchoate, or contingent; whether determined or undetermined, proven or unproven; whether held individually, jointly, or jointly and severally; whether arising indirectly, derivatively, or by way of any legal or equitable right of subrogation, contribution, indemnity, estoppel, marshalling of assets, or otherwise; whether for compensation, relief, protection, punishment, or any other remedy of result of any kind, character, or nature; whether based upon any intentional or negligent conduct, strict liability, or upon any other grounds or upon any other theory whatsoever; whether asserted or subject to assertion by complaint, cross-complaint, counterclaim, affirmative defense, or other pleadings, by motion, by notice, or otherwise; whether asserted or subject to assertion in any jurisdiction, in any court or other forum, or with any federal, state, county, municipal, or other governmental authority, agency, or official; whether arising at law, in equity, or otherwise, including the Adversary Proceeding (and the related complaint and amended complaint and LNV’s motion to dismiss) and the Estimation Motion; whether for tort, contract, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to the Debtors, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in this Plan, the restructuring, the restructuring of any claim or equity interest before or during the Chapter 11 Cases, the restructuring transactions, the negotiation, formulation, or preparation of the Disclosure Statement, this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, and related agreements, instruments, and other documents (including the Plan Documents), or any other act or omission that such Releasing Debtor Parties or their Affiliates would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity interest or other Entity would have been legally entitled to assert for or on behalf of the Debtors, their estates or the Reorganized Debtors (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this release shall not operate to waive or release (i) any causes of action arising from fraud, gross negligence, or willful misconduct as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) the rights of such Releasing Party to enforce this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iii) any post-Effective Date obligations of any party or Entity under this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, any of the Restructuring Transactions, or any document, instrument or agreement (including those set forth in the Plan Documents) executed to implement this Plan. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person.

D.	Discharge of Claims
To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order, all consideration distributed under this Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any kind or nature whatsoever against the Debtors or any of their Assets or properties, and regardless of whether any property will have been distributed or retained pursuant to this Plan on account of such Claims or Equity Interests. Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates will be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims and Equity Interests of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

E.	Exculpation
The Exculpated Parties will neither have nor incur any liability to any Entity for any claims or Causes of Action arising out of any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or affecting the effectiveness and Consummation of this Plan, the Disclosure Statement, the Prepetition Lender Settlement Documents, or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or confirmation, effectiveness, or Consummation of this Plan; provided, however, that the foregoing provisions will have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party will be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions will not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by this Plan, the Prepetition Lender Settlement Documents, or the Plan Documents.

F.	Preservation of Rights of Action
1.    Maintenance of Causes of Action
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, and except as otherwise provided in Article X or elsewhere in this Plan, the Adversary Dismissal Order, or the Confirmation Order, after the Effective Date, the Debtors will retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action and Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases.
After the Consummation Date, the Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court.
2.    Preservation of All Causes of Action Not Expressly Settled or Released
Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in this Plan, the Prepetition Lender Settlement Documents, or any Final Order (including, without limitation, the Confirmation Order and the Adversary Dismissal Order), the Debtors expressly reserve such Cause of Action or Litigation Claim for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or that may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action or Litigation Claims as a consequence of the confirmation, effectiveness, or consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except where such Causes of Action or Litigation Claims have been expressly released in this Plan (including, without limitation, and for the avoidance of doubt, the releases contained in Article X of this Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any Debtor is a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction
Except as otherwise provided in Article X of this Plan, from and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, or creating, perfecting or enforcing any lien of any kind, on account of or respecting any claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest, or remedy released or to be released, exculpated or to be exculpated, or discharged or to be discharged pursuant to this Plan, the Prepetition Lender Settlement Documents, the Adversary Dismissal Order, or the Confirmation Order. By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim or Equity Interest will be deemed to have specifically consented to this injunction. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Consummation Date.
ARTICLE XI.
BINDING NATURE OF PLAN
On the Effective Date, and effective as of the Effective Date, this Plan will bind, and will be deemed binding upon, all Holders of Claims against and Equity Interests in the Debtors and such Holder’s respective successors and assigns, to the maximum extent permitted by applicable law, notwithstanding whether or not such Holder will receive or retain any property or interest in property under this Plan.
ARTICLE XII.
RETENTION OF JURISDICTION
Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date or the Consummation Date, the Bankruptcy Court shall, after the Effective Date and after the Consummation Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors, the Reorganized Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:
1.    allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured, unsecured, or subordinated status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of any Claim or Equity Interest;
2.    grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall pay Professionals in the ordinary course of business for any work performed after the Effective Date subject to the terms of this Plan and the Confirmation Order, and such payment shall not be subject to the approval of the Bankruptcy Court;
3.    resolve any matters related to the assumption, assignment or rejection of any Executory Contract to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, (a) those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts to the list of Executory Contracts to be assumed; and (b) any dispute regarding whether a contract or lease is or was executory or expired;
4.    authorize, approve, and allow, as may be requested by the Debtors, the Reorganized Debtors or the Liquidation Agent, as applicable, any sale, disposition, assignment or other transfer of the Debtors’ assets, including any break-up compensation or expense reimbursement that may be requested by a purchaser thereof, subject to and consistent with the terms of the Prepetition Lender Settlement Documents;
5.    authorize, approve, and allow, as may be requested by the Debtors, the Reorganized Debtors or the Liquidation Agent, as applicable, any borrowing or the incurrence of indebtedness, whether secured or unsecured, subject to and consistent with the terms of the Prepetition Lender Settlement Documents;
6.    resolve any issues related to any matters adjudicated in the Chapter 11 Cases;
7.    ensure that distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of this Plan;
8.    decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or the Consummation Date or that may be commenced in the future, including approval of any settlements, compromises, or other resolutions as may be requested by the Debtors or the Reorganized Debtors whether under Bankruptcy Rule 9019 or otherwise, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or the Consummation Date or instituted by the Reorganized Debtors after the Consummation Date, provided that the Debtors and the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;
9.    enter such orders as may be necessary or appropriate to implement, effectuate, or consummate the provisions of this Plan, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, and all other contracts, instruments, releases, and other agreements or documents adopted in connection with this Plan, the Plan Documents, the Disclosure Statement, the Prepetition Lender Settlement Agreement, or the Prepetition Lender Settlement Order;
10.    resolve any cases, controversies, suits or disputes that may arise in connection with the implementation, effectiveness, consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan; provided, however, that any dispute arising under or in connection with the Prepetition Lender Settlement Agreement or the Prepetition Lender Settlement Order shall be dealt with in accordance with the provisions thereof;
11.    hear and determine all Causes of Action that are pending as of the Effective Date or the Consummation Date or that may be commenced in the future;
12.    issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with implementation, effectiveness, consummation, or enforcement of this Plan, except as otherwise provided in this Plan;
13.    enforce the terms and conditions of this Plan and the Confirmation Order;
14.    resolve any cases, controversies, suits or disputes with respect to the release, exculpation, indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;
15.    hear and determine the Litigation Claims by or on behalf of the Debtors or the Reorganized Debtors;
16.    enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;
17.    resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, the Prepetition Lender Settlement Agreement, the Prepetition Lender Settlement Order, or any contract, instrument, release, indenture or other agreement or document adopted in connection with this Plan or the Disclosure Statement;
18.    enforce the terms and conditions of the DIP Financing Documents; and
19.    enter an order concluding or closing the Chapter 11 Cases after the Consummation Date.
ARTICLE XIII.
MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees and Filing of Reports
All outstanding Statutory Fees shall be paid on the Effective Date. All such fees payable after the Effective Date shall be paid by the Debtors when due or as soon thereafter as practicable until the Chapter 11 Cases are closed, converted, or dismissed. After the Effective Date, the Debtors and the Reorganized Debtors shall be jointly and severally liable to pay any and all Statutory Fees when due and payable. The Debtors shall File all quarterly reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the United States Trustee. After the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall File with the Bankruptcy Court quarterly reports when they become due, in a form reasonably acceptable to the United States Trustee. Each and every one of the Debtors and the Reorganized Debtors shall remain obligated to pay Statutory Fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

B.	Modification of Plan
Effective as of the date hereof and subject to the limitations and rights contained in this Plan and the Prepetition Lender Settlement Documents: (a) the Debtors reserve the right, with the prior written consent of the Prepetition Agent and the Prepetition Lender, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, with the prior written consent of the Prepetition Agent and the Prepetition Lender, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. Any amendment or modification of the Amended Plan without the prior written consent of the Lender Parties shall be void ab initio.

C.	Revocation of Plan
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw this Plan prior to the Confirmation Date, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption of Executory Contracts effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court, including the Prepetition Lender Settlement Order; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

D.	Entire Agreement
Except as otherwise described herein, this Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan; provided that, the Prepetition Lender Settlement Documents shall govern the matters addressed thereby.

E.	Closing of Chapter 11 Cases
The Reorganized Debtors shall, after the Consummation Date and promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

F.	Successors and Assigns
This Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights
Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Effective Date occurs. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.
Neither the exclusion or inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Documents, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract is or is not an executory contract or that the Debtors or the Reorganized Debtors or their respective Affiliates has any liability thereunder.
Except as explicitly provided in this Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract.
Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract.
If there is a dispute regarding whether a contract is or was executory at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract.

H.	Further Assurances
The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order. On or before the Effective Date, the Debtors shall File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

I.	Severability
Subject to and consistent with the terms of the Prepetition Lender Settlement Documents, if, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted; provided, however, that any such altered form must be consistent with the Prepetition Lender Settlement Documents. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. The Prepetition Lender Settlement Documents are nonseverable elements of this Plan.

J.	Service of Documents
All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
White Eagle Asset Portfolio, LP, et al.
5355 Town Center Road, Suite 701
Boca Raton, FL 33486
Telephone: (561) 995-4200
Facsimile: (561) 566-5073
Attention: Miriam Martinez
with copies to:
Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, DE 19899-8705 (Courier 19801)
Attn:    Richard M. Pachulski, Esq., Ira D. Kharasch, Esq.,
Maxim B. Litvak, Esq., Colin R. Robinson, Esq.

K.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code
To the extent permitted by applicable law, pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents or taxing authority to forego the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of and the distributions to be made under this Plan, including the Prepetition Lender Settlement Documents; (ii) the maintenance or creation of security or any Lien as contemplated by this Plan; and (iii) assignments, sales, or transfers executed in connection with any transaction occurring under this Plan or the Prepetition Lender Settlement Documents.

L.	Governing Law
Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction; provided that corporate governance matters relating to the Debtors or Reorganized Debtors, as applicable, shall be governed by the laws of the state of organization of the applicable Debtor or Reorganized Debtor, as applicable.

M.	Tax Reporting and Compliance
The Debtors are hereby authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors are for all taxable periods ending after the Petition Date through, and including, the Consummation Date.

N.	Exhibits and Schedules
All exhibits and schedules to this Plan, if any, including the Exhibits and the Plan Documents, are incorporated and are a part of this Plan as if set forth in full herein.

O.	No Strict Construction
This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Prepetition Agent, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, Exhibits and the Plan Documents, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, Exhibits and the Plan Documents, and the documents ancillary and related thereto.

P.	Controlling Document
Notwithstanding any other provision of this Plan (including any provision that purports to be preemptory), in the event of an inconsistency between this Plan, the Disclosure Statement, or any Plan Document, on the one hand, and the Prepetition Lender Settlement Documents, on the other hand, the terms of the Prepetition Lender Settlement Documents shall control.
In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan, the Disclosure Statement, and any Plan Document, on the one hand, and of the Confirmation Order, on the other hand, shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, however, that if there is determined to be any inconsistency between any provision of this Plan, the Disclosure Statement, and any Plan Document, on the one hand, and any provision of the Confirmation Order, on the other hand, that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan, the Disclosure Statement, and the Plan Documents, as applicable.

[Remainder of Page Intentionally Blank]
Dated: June 18, 2019
WHITE EAGLE ASSET PORTFOLIO, LP.
By: /s/ Miriam Martinez
Name:     Miriam Martinez
Title: Chief Financial Officer
LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY
By: /s/ David Thompson
Name:     David Thompson
Title: Director
WHITE EAGLE GENERAL PARTNER, LLC
By: /s/ Miriam Martinez
Name:     Miriam Martinez
Title: Chief Financial Officer

FILED BY: PACHULSKI STANG ZIEHL & JONES LLP
/s/ Colin R. Robinson
Richard M. Pachulski (CA Bar No. 62337)
Ira D. Kharasch (CA Bar No. 109084)
Maxim B. Litvak (CA Bar No. 215852)
Colin R. Robinson (DE Bar No. 5524)
919 North Market Street, 17th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
E-mail: rpachulski@pszjlaw.com
      ikharasch@pszjlaw.com
      mlitvak@pszjlaw.com
      crobinson@pszjlaw.com

Counsel for the Debtors and Debtors-in-Possession

EXHIBIT A

Prepetition Lender Settlement Agreement

5